Exhibit 99.1

For Immediate Release

For Information Contact:

Kristi Emerson

eCollege

303-873-3788

kristie@eCollege.com

eCollege® Named to Crain’s Fast Fifty

CHICAGO – June 5, 2007 – eCollege® [Nasdaq: ECLG], a leading provider of eLearning and enrollment services to post-secondary education, today announced it has been named to Crain’s Fast Fifty, a list of the 50 fastest-growing companies in and around Chicago.

“eCollege’s remarkable growth is reflective of the quality of our customers’ innovative programs and the dedication of our talented employees to the ongoing success of our customers. We’re grateful for Crain’s recognition as one of the fastest growing companies in the Chicago area,” said Matthew Schnittman, president of the eCollege eLearning Division.

Pearson, the international education and information company, announced on May 14th that it has agreed to acquire eCollege. The deal is subject to approval by eCollege shareholders.

Crain’s Fast Fifty includes both public and private firms headquartered in the Chicago area. To qualify for the list, which ranks companies based on revenue growth from 2001-2006, companies must be at least six years old and have had at least $30 million in 2006 revenues.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of eLearning and enrollment services to post-secondary and K-12 education. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

eCollege will file with the Securities and Exchange Commission (the “SEC”), and furnish to its stockholders, a proxy statement soliciting proxies for the meeting of its stockholders to be called with respect to the acquisition of the Company by Pearson Education, Inc.

eCOLLEGE STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

eCollege stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. eCollege stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to eCollege.com, One N. LaSalle St., Suite 1800, Chicago, Illinois 60602, Attention: Corporate Secretary, telephone: 312-706-1710, or from eCollege website, www.eCollege.com.

The Company and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the proposed transaction. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement that eCollege intends to file with the SEC in connection with the scheduled special meeting of its stockholders.

eCollege is a registered trademark of eCollege.

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